Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Agreement of Amendment is entered into as of the 25th day of February 2009 by and between Alexander G. Fassbender  (the “Executive”) and ThermoEnergy Corporation, a Delaware corporation (the “Company”).

Whereas, the Executive and the Company are parties to an Employment Agreement dated as of November 18, 1999 (the “Original Agreement”); and

Whereas, the Executive and the Company desire to amend the Original Agreement as hereinafter set forth;

Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.           Article V of the Original Agreement is hereby deleted in its entirety and the following new Article V is hereby substituted therefore:

“ARTICLE V

Property Rights and Obligations of Executive

Section 5.01  Trade Secrets.    For purposes of this Agreement, “trade secrets” shall include, without limitation, any and all financial, cost and pricing information and any and all information contained in any drawing, designs, plan, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of the Companies and has not previously been publicly released by duly authorized representatives of the Companies or otherwise lawfully entered the public domain.

Section 5.02  Preservation of Trade Secrets.  Executive will preserve as confidential all trade secrets pertaining to the Companies’ business that have been or may be obtained or learned by him by reason of his employment or otherwise.  Executive will not, without the written consent of the Company, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any trade secret connected with the business of the Companies.

Section 5.03  Trade Secrets of Others.  Executive agrees that he will not disclose to the Companies or induce the Companies to use any trade secret belonging to any third party except pursuant to valid licenses or similar rights.

Section 5.04  Property of the Companies.  Executive agrees that no documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, patents, license agreements, and similar materials that are made by him or that come into his possession by reason of his employment with the Companies shall be used by him in any way adverse to the Companies’ interests.  Executive will not allow any such documents or things, or any copies, reproductions or summaries thereof, to by delivered to or used by any third party without the specific consent of the Company.  Executive agrees to deliver to the Board of Directors of the Company or its designee, upon demand, and in any event upon the termination of Executive’s employment, all of such documents and things which are in Executive’s possession or under his control.

Section 5.05  Non-competition by Executive.  During the term of this Agreement, and for the applicable Non-competition Period (as such term is hereinafter defined) following the termination of this Agreement, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, principal stockholder, corporate officer, director, or in any other individual or representative capacity:  (i) engage or participate in any business that is in competition in any manner with the business of the Companies (with Babcock-Thermo Carbon Capture LLC (the “Joint Venture”) constituting one of the “Companies” for purposes of this Section 5.05 notwithstanding the direct or indirect  level of ownership in the Joint Venture at any time by ThermoEnergy Corporation); (ii) divert, take away or attempt to divert or take away (and during the Non-competition Period, call on or solicit) any of the Companies’ clients within the United States.  For purposes of this Agreement, the term “Non-Competition Period” shall mean (i) with respect only to the Joint Venture, two (2) years and (ii) with respect to all of the other Companies, one (1) year.  For purposes of this Agreement, the term “Companies’ clients” shall mean clients who had a business relationship with any of the Companies prior to Executive’s employment with the Company and those who develop a business relationship with any of the Companies during Executive’s employment with the Company; (iii) undertake planning for or organization of any business, within the United States or in any other country in which any of the Companies is engaged in business activity competitive with any of the Companies’ business within the United States or in any other country in which any of the Companies is engaged in business, or combine or conspire with employees or other representatives of any of the Companies’ business within the United States or in any other country in which any of the Companies is engaged in business, for the purpose of organizing any such competitive activity within the United States or in any other country in which any of the Companies is engaged in business; or (iv) induce or influence (or seek to induce or influence) any person who is engaged, as an Executive, agent, independent contractor or otherwise by any of the Companies, within the United States or in any other country in which any of the Companies is engaged in business, to terminate his or her employment or engagement.  The provisions of this Section 5.05 may be waived, generally or in specific instances, by the Company; provided, however, that the provisions of this Section 5.05 may be waived with respect to the business of the Joint Venture only by the Joint Venture.

Section 5.06  Survival Provisions and Certain Remedies  Unless otherwise agreed to in writing between the parties hereto, the provisions of this Article V shall survive the termination of this Agreement.  The covenants in this Article V shall be construed as separate covenants and to the extent any covenant shall be judicially unenforceable, it shall not affect the enforcement of any other covenant.  In the event Executive breaches any of the provisions of this Article V, Executive agrees that the Company may be entitled to injunctive relief in addition to any other remedy to which the Company may be entitled.”

2.           Except as expressly amended hereby, the Original Agreement shall remain in full force and effect without amendment or alteration.

3.           The Executive hereby acknowledges that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, patents, license agreements, and similar materials made by him and  related to the Companies’ clean energy technology known as ThermoEnergy Integrated Power System (“TIPS”), which is a pressurized oxy-fuel combustion technology for multi-pollutant capture that gasifies or combusts fossil fuels (particularly coal and biomass) and facilitates conversion into electricity without producing air emissions, and is aimed at competing with conventional energy conversion technologies, are the property of the Companies.

4.           This Agreement may be executed in counterparts, each of which shall be considered an original but all of which, taken together, shall constitute a single Agreement.  Delivery of an executed copy of this Agreement by facsimile or other electronic transmission shall be deemed delivery of the original, notwithstanding any subsequent failure or refusal to deliver a copy signed in ink.

In witness whereof, the parties have executed this Agreement as of the 25th day of February 2009.

ThermoEnergy Corporation

/s/ Alexander G. Fassbender
Alexander G. Fassbender
By:	/s/ Andrew T. Melton
Chief Financial Officer
Andrew T. Melton